Contacts:
Community Central Bank Corp. – Ray Colonius - P:586 783-4500

COMMUNITY CENTRAL BANK CORPORATION
ANNOUNCES Q1 EARNINGS
For Immediate Release

MOUNT CLEMENS, Mich., May 6, 2009 -- Community Central Bank Corporation (NasdaqGM:CCBD), the holding company for Community Central Bank, today reported earnings for the quarter ended March 31, 2009. As of March 31, 2009, the Corporation and Bank were considered to be “Well Capitalized,” the highest regulatory capital level.

The Corporation reported a net loss of ($1,544,000) or ($0.43) per diluted common share for the first quarter ended March 31, 2009. This compares to net income of $240,000 or $0.06 per diluted common share for the first quarter ended March 31, 2008.

David A. Widlak, President and CEO commented, “The downturn in the economy continues to affect parts of our loan portfolio requiring higher provisions for loan losses. We continue to focus on strategies to preserve and increase capital, and grow segments of operations that are capital efficient, such as our Mortgage Banking operations, Trust, Retirement and Wealth Management services and our branch deposit operations. Although our nonperforming loan level continues to pressure our earnings, we continue to proactively deal with loan issues. Our total builder/developer loan portfolio has been reduced to $13.0 million, or 3.1% of the total loan portfolio.  In December 2008 and the first quarter of 2009, we raised approximately $3.6 million in new capital through a private preferred offering. We have been greatly heartened by this showing of community support.”

Net interest income before the provision for loan losses for the first quarter of 2009 was $2.8 million, compared to $2.7 million for the first quarter of 2008. Net interest margin increased slightly from 2.18% in the first quarter of 2008 to 2.21% in the first quarter of 2009. Significantly affecting net interest income and net interest margin in the first quarter of 2009 was the reversal and non-recognition of interest income on nonaccrual loans which totaled approximately 51 basis points of total net interest margin.

We recorded a $2.5 million provision for loan losses in the first quarter of 2009, based upon management’s review of the risks inherent in the loan portfolio and the level of our allowance for loan losses. In addition, net charge-offs for the first quarter of 2009 totaled $1.5 million, or 1.50% of total average loans on an annualized basis. Total nonaccruing loans and loans past due 90 days or more and still accruing interest totaled $30.4 million, or 7.21% of total loans at March 31, 2009 compared to $17.6 million, or 4.32% at December 31, 2008. The allowance for loan losses at March 31, 2009 was $8.3 million, or 1.97%, versus $7.3 million, or 1.80% at December 31, 2008.  In addition to the nonaccrual loans stated above, as of March 31, 2009, restructured loans, within the meaning of SFAS No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructurings”, increased to $15.4 million from $8.2 million at December 31, 2008.

Noninterest income was $1.2 million for the first quarter of 2009, decreasing $1.9 million, or 62.1%, from the first quarter of 2008. The decrease was primarily related to smaller gains recorded in fair market value of assets and liabilities as measured under Statement of Financial Accounting Standards (SFAS 159) recorded in the first quarter of 2009 compared to the first quarter of 2008. The increases recorded during both quarterly periods have been largely attributable to the fair value of the subordinated debenture connected with the issuance of trust preferred securities. The net change in fair value associated with all instruments recorded under SFAS 159 totaled $232,000 for the first quarter of 2009, versus $2.1 million for the first quarter of 2008. The dramatic widening of market credit spreads for trust preferred securities experienced in the fourth quarter of 2007 increased the relative fair value of this financial liability dramatically. Changes in credit spreads are not easily predictable and may cause adverse changes in the fair value of this instrument and a possible loss of income in the future. Fiduciary income was $83,000 for the first quarter of 2009, decreasing $25,000 or 23.1%, from the first quarter of 2008 as a result of market declines in assessable assets held under management. Deposit service charge income of $95,000 decreased $37,000, or 28.0%, from the first quarter of 2008 from lower overdraft activity. Mortgage banking income comprised primarily of gains on the sale of residential mortgages was $471,000 for the first quarter of 2009. The increase of $21,000, or 4.7%, from the first quarter of 2008 was reflective of growth in the secondary sales of government FHA and FNMA mortgages. Net realized gains from the sale of securities was $128,000 for the first quarter of 2009 and was attributable to restructuring activities in the available for sale security portfolio.

Noninterest expense was $3.8 million for the first quarter of 2009, increasing $317,000 or 8.9% from the first quarter of 2008. The majority of the increase in total noninterest expense was recorded in other operating expense and was attributable to an increase of $275,000 in write downs on other real estate owned and other repossessed collateral over the respective quarterly periods. Salaries, benefits and payroll taxes totaled $1.9 million for the first quarter of 2009, compared to $1.8 million for the first quarter of 2008, an increase of $100,000 increase or 5.5%.  This increase was due to expanded activity and related commissions in the Bank’s mortgage banking subsidiary.

At March 31, 2009, the Corporation’s assets totaled $556.6 million, relatively unchanged from December 31, 2008. Total loans of $421.6 million increased $14.5 million, or 3.6%, from December 31, 2008. The increase in loans was attributable to commercial and commercial real estate loans. Total deposits of $367.7 million increased $10.3 million, or 2.9%, for the first quarter of 2009. Increases in deposits for the quarter were entirely related to organic growth, as brokered time deposits decreased $10.6 million during the quarter. Noninterest bearing demand accounts totaled $47.8 million at March 31, 2009, an increase of $13.7 million during the quarter.  Total stockholders’ equity of $33.5 million decreased $882,000 from December 31, 2008 from the first quarter loss of $1.5 million, partially offset by increases of preferred stock of $500,000 and other comprehensive income of $191,000.

Community Central Bank Corporation is the holding company for Community Central Bank in Mount Clemens, Michigan. The Bank opened for business in October 1996 and serves businesses and consumers across Macomb, Oakland, Wayne and St. Clair counties with a full range of lending, deposit, trust, wealth management, and Internet banking services. The Bank operates four full service facilities, in Mount Clemens, Rochester Hills, Grosse Pointe Farms and Grosse Pointe Woods, Michigan. Community Central Mortgage Company, LLC, a subsidiary of the Bank, operates locations servicing the Detroit metropolitan area and northwest and central Indiana. River Place Trust and Community Central Wealth Management are divisions of Community Central Bank. Community Central Insurance Agency, LLC is a wholly owned subsidiary of Community Central Bank.

Forward-Looking Statements. This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include: changes in interest rates and interest-rate relationships; changes in the national and local economy; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; changes in tax laws; changes in prices, levies, and assessments; our ability to successfully integrate acquisitions into our existing operations, and the availability of new acquisitions, joint ventures and alliance opportunities; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; and other factors included in Community Central Bank Corporation's filings with the Securities and Exchange Commission, available free via EDGAR. The Corporation assumes no responsibility to update forward-looking statements.

Community Central Bank Corporation (NasdaqGM:CCBD)
Summary of Selected Financial Data

	Three months ended
	March 31,
	Unaudited	Unaudited
	2009	2008
	(In thousands)

OPERATIONS
Interest income
Loans	$6,260	$6,491
Taxable securities	938	826
Tax-exempt securities	114	229
Federal funds sold	6	255
Total interest income	7,318	7,801

Interest expense
Deposits	2,753	3,381
Rep Agreements and Fed Funds	317	230
FHLB Advances	1,138	1,226
Subordinated debentures	302	291
Total interest expense	4,510	5,128

Net Interest Income	2,808	2,673

Provision for loan losses	2,550	2,100
Net Interest Income after Provision	258	573

Noninterest income
Fiduciary income	83	108
Deposit service charges	95	132
Net realized security gains	128	61
Mortgage banking income	471	450
Change in fair value of assets/liabilities	232	2,139
Other income	205	310
Total noninterest income	1,214	3,200

Noninterest expense
Salaries, benefits and payroll taxes	1,932	1,832
Occupancy expense	463	461
Other operating expense	1,479	1,264
Total noninterest expense	3,874	3,557

Income (loss) before taxes	(2,402)	216

Provision (benefit) for income taxes	(858)	(24)
Net income (loss)	(1,544)	$240
Dividends declared on preferred shares	50	---
Net income (loss) available to common
shares	$(1,594)	$240

Community Central Bank Corporation (NasdaqGM:CCBD)
Summary of Selected Financial Data - continued

	Three months ended
	March 31,
	2009	2008
PER SHARE DATA
Basic earnings (loss) per common share	$(0.43)	$0.06
Diluted earnings (loss) per common share	$(0.43)	$0.06
Book value per common share	$8.02	$9.06
Basic average shares outstanding (000’s)	3,735	3,726
Diluted average shares outstanding (000’s)	3,735	3,730
Actual shares outstanding (000’s)	3,735	3,732

Net interest margin (fully tax-equivalent)	2.21%	2.18%

Condensed Balance Sheet
	Unaudited	Audited
	March 31,	December 31,
	2009	2008
	(In thousands)
Assets
Cash and equivalents	$19,726	$16,162
Investments	78,649	101,407
Residential mortgage loans held for sale	10,873	3,302
Loans	421,583	407,117
Allowance for loan losses	(8,322)	(7,315)
Other assets	34,091	36,277
Total Assets	$556,600	$556,950

Liabilities and Stockholders’ Equity
Deposits	$367,700	$357,376
Repurchase agreements	37,300	39,394
Federal Home Loan Bank Advances	102,700	108,200
Other liabilities	3,366	4,829
Subordinated debentures	12,022	12,757
Stockholders’ equity	33,512	34,394
Total Liabilities and Stockholders’ Equity	$556,600	$556,950

Condensed balance sheet data contains adjustments for fair value option SFAS 159

	March 31,	December 31,
	2009	2008
	(In thousands)
OTHER DATA- dollars in thousands
Capital Adequacy
Equity to total assets	6.02%	6.18%
Tier 1 Leverage Ratio	7.79%	8.21%
Tier 1 Capital to Risk-Weighted Assets	10.20%	10.41%
Total Capital to Risk-Weighted Assets	13.11%	13.22%
Total Capital to Risk-Weighted Assets (Bank)	11.07%	10.54%

Credit Quality
Nonaccrual loans	$30,366	$17,584
Loans past due 90 days and still accruing	35	44
Total nonperforming loans	$30,401	$17,628

Troubled debt restructuring- Current	$9,205	$4,970
Troubled debt restructuring –Past due 30-89
days	$6,238	$3,192

Other real estate owned	$3,379	$2,913
Other repossessed collateral	$1,136	$976

Allowance for loan losses to total loans	1.97%	1.80%
Allowance for loan losses to nonperforming
loans	27.37%	41.50%
Nonperforming loans to total loans	7.21%	4.33%